Exhibit 2

OI S.A.

Publicly-Held Company

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) 33.3.0029520-8

GENERAL MEETING OF DEBENTURE HOLDERS OF THE 5TH ISSUANCE OF NON-CONVERTIBLE UNSECURED DEBENTURES, IN TWO SERIES, FOR PUBLIC DISTRIBUTION, OF OI S.A.

1. DATE, TIME AND PLACE: On February 12, 2015, at 3 p.m., at the headquarters of Oi S.A. (the “Company”), located at Rua Lavradio, No. 71, Downtown, in the City and State of Rio de Janeiro.

2. CALL NOTICE: Call Notices on January 28, 29, and 30, 2015 were published in the newspapers Diário Oficial do Estado do Rio de Janeiro and Call Notices on January 28, 29, and 30, 2015 were published in the newspaper Valor Econômico.

3. ATTENDANCE: Debenture Holders representing 97.96% of the non-convertible debentures of the 5th (fifth) issuance in two series for public distribution of the Company, originally issued by Telemar Norte Leste S.A. and subsequently transferred to the Company (“Debenture Holders,” “Debentures” and “Issuance,” respectively), as verified by the signatures on the Debenture Holders’ Attendance List attached as Annex I.

4. CHAIR: President: Douglas Santos Hartung and Secretary: Juliana Vieira Cioni.

5. AGENDA: Discuss the following proposals presented in the Call Notice:

(A) the authorization to complete the corporate restructuring that aims to raise the level of the Company’s corporate governance on the BM&F Bovespa and/or the merger of its shares by Telemar Participações S.A. (“Merger of Shares”), given the Company’s assumption of covenants in favor of the Debenture Holders as discussed in the General Meeting of Debenture Holders held on January 26, 2015, these obligations are, amongst others, referred to in the management proposal issued by the Company on January 28, 2015, and ratified by the management proposal issued by the Company on February 6, 2015 (the “Management Proposal”);

(B) temporary waiver of the calculation of the financial covenants described in Clause 6.21, item XV, of the Indenture for the Public Issuance of Non-Convertible Unsecured Debentures of the Fifth Issuance of the Company (originally issued by Telemar Norte Leste S.A.) (the “Indenture”) during the four quarters of 2015, in accordance with the proposed terms in the Call Notice, with the current governing covenants to be reinstated beginning in the first quarter of 2016 (inclusive);

(C) in the event the resolutions described in items A and B above are approved, the Debenture Holders may elect either (i) to approve the payment of a certain amount, to be proposed by the Company (the “Waiver Fee”), the calculation method and payment procedures of such Waiver Fee proposed by the Company are described in the Management Proposal; or (ii) to approve the mandatory anticipated acquisition by the Company of the Debentures held by the respective Debenture Holders, such acquisition conditioned on the Company’s and/or any of its subsidiaries actual receipt of the proceeds from the sale of all shares of Portugal SGPS S.A. (“PT Portuga;”) to Altice Portugal S.A. (“Altice”) (“Sale of PT Portugal”), substantially consisting of the operations conducted by PT Portugal in Portugal and Hungary (“Mandatory Acquisition”), the form and procedures proposed by the Company for the exercise of the Mandatory Acquisition are described in the Management Proposal;

(D) in the event the Debenture Holders exercise the option described in item C above, the definition and approval of the procedures to conduct the payment of the Waiver Fee or for the execution of the Mandatory Acquisition shall be pursuant to the Management Proposal; and

(E) authorization for the trustee to adopt any and all procedures necessary to implement the resolutions described above, including, without limitation, the execution of amendments to the Indenture on behalf of the Debenture Holders, in order for it to reflect the covenants assumed, and to be assumed, by the Company as a result of the approvals granted by the Debenture Holders.

6. DECISIONS: The General Meeting was properly convened and after discussing the matters, the Debenture Holders approved the provisions as described below:

The present Debenture Holders unanimously approve the following:

A) Approve the authorization to complete the corporate restructuring through the Merger of Shares of the Company by Telemar Participações S.A. (“Merger of Shares”) that results in the increase in the level of the Company’s corporate governance on the BM&F Bovespa – Bolsa de Valores, Mercadorias e Futuros (“BM&F Bovespa”), according to the terms of Article 231 of the Brazilian Corporations Law, and a move of the entirety of the Company’s shares to the Novo Mercado of BM&F Bovespa, therefore promoting the adoption of the following obligations by the Company:

A.1)

any amounts received by the Company and/or any of its subsidiaries on account of the Sale of PT Portugal shall, until December 31, 2015, (a) remain denominated in Euros; or (b) if the Company and/or any of its subsidiaries decides to transfer part or all of these funds to Brazil and therefore convert them into Reais, the Company and/or any of its subsidiaries shall establish instruments to hedge against foreign exchange variation in relation to the resources that were converted in Reais;

A.2)	the Company and/or any of its subsidiaries shall use all the amounts received by it on account of the sale of PT Portugal exclusively for the payment of its debts and / or to perform corporate transactions that aim to consolidate the telecommunications industry in Brazil, including the purchase of interests in other mobile operators;

A.3)	the Company will not pay dividends to its shareholders, as declared for the fiscal years ended December 31, 2014 and 2015, except for the payment of mandatory minimum dividends, as provided in Articles 202 and 203 of the Brazilian Corporations Law;

A.4)	the Company agrees to extend to the Debenture Holders of the 5th Issuance any benefits under more favorable conditions within the scope of obtaining the necessary authorizations for the Sale of PT Portugal as well as changes to financial covenants related to the Sale of PT Portugal under more favorable conditions than those granted to this Issuance, such as, but not limited to, offers to repurchase, renegotiation of interest rates, payment of “waiver fee” and sale of assets as security to other creditors. For purposes of this item, repurchase or anticipated redemptions at market value are to be treated as equitable transactions among themselves, regardless of the repurchase/redemption fees actually used for each; and

A.5)	in accordance with the covenants assumed by the Company and with the terms approved by the Debenture Holders, these covenants are to be expressly incorporated into the Indenture, by inclusion of paragraphs XVI to XIX in Clause 7.1, in accordance with the terms provided in the proposed amendment to the Indenture, attached hereto as Annex II.

94.68% of the present Debenture Holders approved the following, with the except of Westnern Asset Master Credit L FI RF CP, Westnern Asset Master Credit Renda Fixa Fundo de Investimento Crédito Privado, Westnern Asset Master Credit T FIM CP and Westnern Asset PPW FI renda Fixa Crédito Privado, represented by Citibank DTVM S.A., which did not approve the below items:

B) Approve the temporary change of ratios resulting from the waiver of the financial covenants described in Section 6.21, item XV of the Indenture, during the 4 (four) quarters of 2015 which should conform to the below:

•

the maximum leverage to be calculated by the Company with respect to each of the four quarters of 2015, obtained by dividing the Total Gross Debt of the Company by the Company’s EBITDA, shall be less than or equal to 4.50 (four point fifty), times except in the event of (i) prior to the effective transfer of the shares of PT Portugal to Altice and payment of the sales price to the Company and/or any of its subsidiaries (the “Closing”), there is a need to deconsolidate the EBITDA of PT Portugal and its subsidiaries from the Company’s consolidated EBITDA calculation while, at the same time, there is a need to consolidate the debt of PT Portugal and its subsidiaries in the calculation of the Total Gross Debt of the Company, or (ii) after the Closing, PT Portugal’s debt will have been substantially transferred to the Company and/or any of its subsidiaries, being that in either case, the maximum leverage to be calculated by the Company for each of the four quarters of 2015, obtained by dividing the Total Gross Debt by the Company’s EBITDA shall be less than or equal to a ratio of 6.00 (six) times. For the quarters ended March 31, June 30 and September 30, 2015, the financial ratio provided herein shall be calculated according to the Company’s audited quarterly financial statements for each of those quarters. For the quarter ended December 31, 2015, the financial index provided herein shall be calculated according to the Company’s 2015 audited annual financial statements.

B.1)	The determination of such financial covenants described above and in Clause 6.21, item XV of the Indenture (i.e. the ratio of the Company’s Total Gross Debt to EBITDA shall be less than or equal to 4.00, based on the Company’s consolidated shareholders’ equity, and the ratio of the Company’s EBITDA to Debt Service shall be greater than or equal to 1.75, based on the Company’s consolidated shareholders’ equity) should be reinstated beginning in the first quarter of 2016 (inclusive), with the respective amendment to the Indenture, but without the need for a new meeting of Debenture Holders, authorizing the trustee to enter into a new amendment to the Indenture in order to reestablish the financial covenants originally included in Clause 6.21, item XV of the Indenture.

B.2)	In accordance with the change of ratios, pursuant to the waiver of the financial covenants, in accordance with the terms described above, the authorization to amend Clause 6.21, item XV of the Indenture to replace the existing language with the language provided in the amendment of the Indenture, attached hereto as Annex II.

C)	As a result of the ratification of the approval of items A and B above, approve (i) payment to the Debenture Holders of the Waiver Fee by the Company in an amount equivalent to 100 bps (flat), calculated based on the Nominal Value of the Debentures, updated based on the remuneration of the Debentures (“Updated Nominal PU”), as well as for the Updated Nominal PU calculated on the date of the Waiver Fee payment, in accordance with the procedures described in item D.1 below, and (ii) the complete the Mandatory Acquisition, in accordance with the procedures described in item D.2 below.

D)	The payment of the Waiver Fee and the completion of the Mandatory Acquisition shall be done in accordance with the following procedures:

D.1)	The payment of the Waiver Fee shall be concluded within 7 (seven) business days from the present date (“Waiver Fee Payment Date”), and all the Debenture Holders shall receive the amount due on a single date. The payment of the Waiver Fee to each Debenture Holder will be made, as applicable, through the CETIP, by the bookkeeping agent, or through direct bank transfer made directly from the Company to the respective Debenture Holders.

D.1.1)	Subject to the provisions herein, the Debenture Holders who are holders of Debentures on the business day immediately preceding the Waiver Fee Payment Date shall be entitled to the Waiver Fee, and such Waiver Fee shall be paid to such Debenture Holders at a rate proportional to the number of Debentures held by each Debenture Holder on the business day immediately preceding the Waiver Fee Payment Date.

D.2)	In addition to the payment of the Waiver Fee, the Company undertakes, in favor of the Debenture Holders, conditioned on the actual receipt by the Company and/or any of its subsidiaries of proceeds from the Sale of PT Portugal, the obligation to perform the Mandatory Acquisition of the Debentures held by those Debenture Holders who have opted for the Mandatory Acquisition during the Period of Agreement to the Mandatory Acquisition (as defined below).

D.2.1)	The Mandatory Acquisition will occur on the secondary market, with the price of the Debentures based on the following calculations:

•	TNLE25 Asset – Mandatory Acquisition to be conducted according to indicative spread (the “Spread”) of these assets in relation to the B Series – National Treasury Notes with an August 2020 maturity (“NTNB20”), which was on the closing of January 15, 2015, which was 2.85% or 285 base points. The Mandatory Acquisition will be conducted observing the updated nominal value of the Debentures, calculated by using the spread and the monetary discount related to the waiver fee paid to the Debenture Holders, according to the calculations below.

•	The Spread will be applied to the closing rate of the NTNB20 published by ANBIMA 2 (two) business days before payment for the Mandatory Acquisition by the Company (“NTNB20 Rate”). The exponential sum of the NTNB20 Rate and the Spread will be the rate for the TNLE25 asset, which will be used as a reference to calculate the “Liquidation PU.” The Liquidation PU will be limited to a value equal to the nominal value of the Debentures, according to the terms of Item I of Paragraph 3 of Article 55 of Law 6,404/76, as amended, in that the TNLE25 assets will incur a maximum rate equal to IPCA + 7.98%, this rate is equivalent to the pricing of the asset on the liquidation date.

* Negotiation on Secondary Market PU + Indicative/market rates

(ANBIMA January 15, 2015)

CDI rate + 1.61%

TNLE25: R$13,507.71 (rate: IPCA + 8.85%) – (Y)

Indicative closing rate of NTNB20 (ANBIMA January 15, 2015)

NTNB20: IPCA + 5.83% - (Z)

** Spreads for TNLE25 Asset

TNLE25: (1 + Y) / (1 + Z) = : (1 + 8.85%) / (1 + 5.83%)= 2.85% or 285bps

*** Amount paid by the Company for the Mandatory Acquisition

Amount paid for Mandatory Acquisition = (PU calculated by using the Spread)

– (Monetary amount paid to each Debenture Holder with a right to the Waiver Fee)

D.2.2) The amount to be paid by the Company for the Mandatory Acquisition shall always be in accordance with the provisions of Subsection I of Paragraph 3 of Article 55 of Law 6,404 of December 15, 1976 (as amended).

D.2.3) The exercise of the Mandatory Acquisition will (i) be proportional to the Debentures held by each Debenture Holder at the time of the Mandatory Acquisition; and (ii) be conditioned on the actual receipt by the Company and/or any of its subsidiaries of the proceeds from the Sale of PT Portugal.

D.2.4) The Mandatory Acquisition shall be executed in accordance with the following procedures:

(i)	on the same date that the Company and/or any of its subsidiaries receives the proceeds from the Sale of PT Portugal, the Company shall send written notification to the trustee, Debenture Holders and CETIP (the “Notice of Mandatory Acquisition”), which shall include (a) the date on which the Company expects to complete the Mandatory Acquisition, and (b) the cut-off date for the Debenture Holders to submit their intent to opt for the Mandatory Acquisition (with the maximum time being ten business days from receipt of the Notice of Mandatory Acquisition) (“Period of Accession to the Mandatory Acquisition”);

(ii)	the Debenture Holders shall formally express their intent to agree to the Mandatory Acquisition to the Company, and submit a copy thereof to the Trustee, prior to the conclusion of the Period of Accession to the Mandatory Acquisition indicating the number of Debentures that they intend to sell;

(iii)	on the business day immediately following the conclusion of the Period of Accession to the Mandatory Acquisition, the Company shall submit to the CETIP, with copy to the trustee, the list of Debenture Holders that opted to agree to the Mandatory Acquisition;

(iv)	the Company shall purchase the Debentures held by those Debenture Holders within 5 (five) business days from the conclusion of the Period of Accession to the Mandatory Acquisition, subject to the operating procedures of the CETIP;

(v)	once the Mandatory Acquisition is concluded, the Debentures acquired by the Company will be cancelled and the systems of the CETIP and the bookkeeping agent adjusted accordingly; and

(vi)	the Company’s obligations to execute the Mandatory Acquisition will be terminated with the completion of the above procedures and related financial closing, given that the Mandatory Acquisition will only be completed in regards to those Debenture Holders which expressed their intent to sell their Debentures during the Period of Accession to the Mandatory Acquisition.

D.3)	Those Debenture Holders, who (i) during this General Meeting, abstained from voting or voted against any of the authorizations/waivers requested by the Company and described in items A, B, and C above, (ii) do not own Outstanding Debentures and therefore could not vote on the decided matters during this General Meeting, and (iii) did not attend the General Meeting (“Absent Debenture Holders”), will also receive the Waiver Fee, and will also be able to opt for the Mandatory Acquisition during the Period of Accession to the Mandatory Acquisition.

D.4)	With the above approvals, the change to Clause 6.17 of the Indenture and the addition of Clauses 6.17.1 and 6.17.2 to the Indenture are also hereby approved, in accordance with the terms and conditions of the proposed amendment to the Indenture, attached hereto as Annex II of the minutes of this General Assembly of Debenture Holders.

E)	Authorize the trustee to adopt any and all procedures necessary to implement the resolutions described above, including, without limitation, the execution of the Second Amendment to the Indenture on behalf of the Debenture Holders, in accordance with proposed amendment attached hereto as Annex II.

7. CLOSING: With no further matters to be discussed, the General Meeting was closed of which these minutes were drawn up, read and approved and signed by the President, the Secretary, the Debenture Holders and the trustee.

Rio de Janeiro, February 12, 2015.

Douglas Santos Hartung	Juliana Vieira Cioni
Chairman	Secretary

As Trustee:

GDC Partners Serviços Fiduciários DTVM Ltda.

Name:	Juliana Vieira Cioni
Position:	Attorney-in-Fact

Debentures Issuer:

Oi S.A.

Name:	Name:
Position:	Position:

Annex I

Attendance record the General Meeting of Debenture Holders of the Fifth Issuance of Non-convertible Unsecured Debentures, in Two Series, for Public Distribution, of Oi S.A. (debentures originally issued by Telemar Norte Leste S.A.)

RECORD OF THE DEBENTURE HOLDERS OF THE 5TH ISSUANCE OF DEBENTURES OF OI S.A.

GENERAL ASSEMBLY OF DEBENTURE HOLDERS HELD FEBRUARY 12, 2015

Debenture Holders	Number of Debentures	Representatives (Manager)	Signature
Brasilprev Top Tp Fundo de Investimento Renda Fixa	5,000	BB Gestão de Recursos - DTVM S.A.
Atuarial 09 FIM BD - Credito Privado	44	Fundação CESP
Atuarial 09 FIM CV - CP	9
Atuarial 10 FIM BSPS - CP	20
Atuarial 14 FIM CV - CP	36
Atuarial 10 FIM BD - Credito Privado	33
Atuarial 14 FIM BD - Credito Privado	117
Atuarial 04 FIM BD - Credito Privado	11
Atuarial 11 FIM BD - Credito Privado	617
Atuarial 06 FIM BD - Credito Privado	230
Atuarial 02 FIM BD - Credito Privado	148
Atuarial 01 FIM CV - Credito Privado	52
Atuarial 11 FIM CV - CP	94
Atuarial 03 FIM BD - Credito Privado	80
Atuarial 01 FIM BSPS - Credito Privado	511
Atuarial 02 FIM BSPS - Credito Privado	303
Atuarial 03 FIM BSPS - Credito Privado	223
Atuarial 06 FIM BSPS - CP	154
Atuarial 08 FIM CV - Credito Privado	48
Atuarial 11 FIM BSPS - Credito Privado	1,289

Atuarial 14 FIM BSPS - Credito Privado	192	Fundação CESP
Atuarial 04 FIM CV - Credito Privado	54
Atuarial 04 FIM BSPS - CP	38
Atuarial 01 FIM BD - Credito Privado	307
Atuarial 02 FIM CV - Credito Privado	31
Atuarial 03 FIM CV - Credito Privado	456
Atuarial 06 FIM CV - Credito Privado	92
Atuarial 08 FIM BD - Credito Privado	129
Atuarial 08 FIM BSPS - Credito Privado	228
Atuarial 09 FIM BSPS - CP	59
Atuarial 10 FIM CV - CP	3
Ouro Preto FI RF Credito Privado	250	Sul América Investimentos DTVM S.A.
Icatu Capitalização S.A.	500	Icatu Vanguarda Administração de Recursos Ltda.
Icatu Seguros S.A.	300
Icatu Vanguard ENERPREV Fundo de Invetimento Renda Fixa Credito Privado Longo Prazo	20
Icatu Vanguarda Inflação Longa FI Renda Fixa	81
Icatu Seg Inflação Fundo de Investimento Renda Fixa	120
Icatu Vanguarda Proteção Real FI Renda Fixa Credito Privado	46
Icatu Seg FI IPCA Renda Fixa Previdencia	74
Icatu Vanguarda Credito Privado IPCA Fundo de Investimento Renda Fixa Longo Prazo	80

Concordia Institucional FI Renda Fixa Credito Privado	500	Concordia S.A. CVMC e Commodities
ENERPREV ALM PSAP CV FI Renda Fixa	39	Banco BNP Paribas Brasil S.A.
ENERPREV ALM PSAP BD FI Renda Fixa	145
ENERPREV ALM PSAP BD FI Renda Fixa	208
FPRF4 Aguia Fundo de Invetsimento Multimercado Previdnciarios Credito Privado	3,000	Fundação de Assistência e Previdência Social do BNDES-FAPES
Fundação Vale do Rio Doce de Seguridade Social - VALIA	2,460	Fundação Vale do Rio Doce de Seguridade Social - Valia
Credit Suisse Hedging - Griffo Corretora de Valores S.A.	130
Western Asset Master CREDIT L FI RF CP	104
Western Asset Master Credit Renda Fixa Fundo de Investimento Credito Privado	249
Western Asset Master Credit T FIM CP	228
Western Asset PPW FI Renda Fixa Credito Privado	62

TOTAL	19,204

Annex II

DRAFT OF THE SIXTH AMENDMENT TO THE INDENTURE OF THE ISSUANCE OF NON-CONVERTIBLE UNSECURED DEBENTURES, IN TWO SERIES, FOR PUBLIC DISTRIBUTION, OF OI S.A. (FORMERLY TELEMAR NORTE LESTE S.A.)

DRAFT OF THE SIXTH AMENDMENT TO THE INDENTURE FOR THE PUBLIC ISSUANCE OF UNSECURED AND NON-CONVERTIBLE DEBENTURES OF THE FIFTH ISSUANCE OF OI S.A.

between

OI S.A.

as Issuer

and

GDC PARTNERS SERVIÇOS FIDUCIÁRIOS DTVM LTDA.

as Trustee, on behalf of the Debenture Holders

Dated

February [—], 2015

SIXTH AMENDMENT TO THE INDENTURE FOR THE PUBLIC ISSUANCE OF UNSECURED AND NON-CONVERTIBLE DEBENTURES OF THE FIFTH ISSUANCE OF OI S.A.

The parties to this “Sixth Amendment to the Indenture for the Public Issuance Unsecured and Non-Convertible Debentures of the Fifth Issuance of Oi S.A.” (the “Amendment”):

I.	as issuer and offeror of the debentures which are the object of this Indenture (the “Debentures”):

OI S.A., successor of the rights and obligations of Telemar Norte Leste S.A., a publicly-held company with headquarters at Rua Lavradio, No. 71, Centro, in the city and state of Rio de Janeiro, inscribed in the corporate roll of taxpayers (CNPJ/MF) under no. 76.535.764/0001-43, which articles of incorporation are registered with the Rio de Janeiro State Registry of Commerce (“JUCERJA”), under NIRE No. 33.30029520-8, herein represented pursuant to its bylaws (the “Company” or “Issuer”); and

II.	as trustee, nominated under the terms of the Indenture (as defined below), on behalf of the Debenture Holders of the First Series (as defined below) (“First Series Debenture Holder”) and of the Debenture Holders of the Second Series (as defined below) (“Second Series Debenture Holders” and, together with the First Series Debenture Holders, the “Debenture Holders”):

GDC PARTNERS SERVIÇOS FIDUCIÁRIOS DTVM LTDA., a financial institution with headquarters at Ayrton Senna, No. 3.000 – bloco 1 – grupo 317, in the city and state of Rio de Janeiro, inscribed in the corporate roll of taxpayers (CNPJ/MF) under no. 10.749.264/0001-04, herein represented pursuant to its bylaws (the “Trustee” and, when referred to together with the Issuer, the “Parties” or, when referred to individually, the “Party”);

CONSIDERING that:

(A)	on December 1, 2009, the Issuer and Trustee executed the “Indenture for the Public Issuance of Unsecured and Non-Convertible Debentures of the Fifth Issuance of Telemar Norte Leste S.A.” as amended (the “Indenture”);

(B)

at a general meeting of Debenture Holders held on February 12, 2015 (the “General Meeting”), the Debenture Holders discussed and approved: (i) a waiver of the calculation of financial covenants described in Clause 6.21, item XV of the Indenture, upon the Issuer’s assumption of certain covenants in favor of the Debenture Holders related to the issuance; (ii) establish the mandatory anticipated acquisition by the Issuer of the Debentures held by the Debenture Holders which have elected to have their Debentures acquired; and (iii) provide for such additional obligations to be assumed by the Issuer in the Indenture; and

(C)	the Parties hereby intend to amend the Indenture to reflect the resolutions of the General Meeting.

THE PARTIES RESOLVE, given that this is best form under law, to execute this Amendment containing the terms and conditions described below.

CLAUSE ONE

REGISTRATION OF THIS AMENDMENT

1.1 This Amendment will be registered with the JUCERJA, pursuant to the terms of Article 62, item II, of the Brazilian Corporations Law.

CLAUSE TWO

AMENDMENTS TO THE INDENTURE

2. Considering the resolutions of the Debenture Holders in accordance with the General Meeting, the Parties resolve to:

2.1. Amend Clause 6.15 of the Indenture, which is amended by deleting such clause in its entirety and replacing it with the following:

“6.15 Mandatory Acquisition and Optional Purchase.

6.15.1.	Mandatory Acquisition. The Issuer shall, after it or any of its subsidiaries receives the proceeds from the sale of all of the shares of PT Portugal SGPS S.A. (“PT Portugal”) to Altice Portugal S.A.(“Altice”), substantially consisting of the operations conducted by PT Portugal in Portugal and Hungary (“Sale of PT Portugal”) (and conditioned on such receipt), undertake to the mandatory anticipated acquisition of the Debentures held by the Debenture Holders which have elected to have their Debentures acquired during the Period of Agreement to the Mandatory Acquisition (as defined below), in accordance with the following.

6.15.1.1	The Mandatory Acquisition for Debentures of the Second Series on the secondary market will be calculated based on the nominal value of the Debentures of the Second Series from the date of the Mandatory Acquisition plus the updates to the Second Series, plus annual interest rate corresponding to a certain percentage, based on a 252 (two-hundred and fifty-two) Business Day year, to be defined by the indicative rates disclosed by the Brazilian Association of Financial and Capital Markets – ANBIMA (Associação Brasileira das Entidades dos Mercados Financeiro e de Capitais – ANBIMA), of these assets in relation to the B Series – National Treasury Notes with an August 15, 2020 maturity (“NTNB20”), which will be applied to the closing rate published two Business Days before the date of the effective payment of the Mandatory Acquisition of the Debenture of the Second Series, plus a margin of 2.85% per year, based on a 252 (two-hundred and fifty-two) Business Day year, calculated on an exponential and cumulative pro rata temporis basis by elapsed Business Days, commencing on the date immediately preceding the remuneration date and terminating on the date of the effective payment of the Mandatory Acquisition of the Debenture of the Second Series, subtracting from this value the amount equivalent to the waiver fee paid to the Debenture Holders on or prior to February 24, 2015 (inclusive) (the “Waiver Fee”).

6.15.1.2. The amount to be paid by the Issuer for the Mandatory Acquisition shall always be in accordance with the provisions of Subsection I of Paragraph 3 of Article 55 of Law 6,404 of December 15, 1976 (as amended).

6.15.1.3. The exercise of the Mandatory Acquisition will (i) be proportional to the Debentures held by each Debenture Holder which agrees to the Mandatory Acquisition; and (ii) be conditioned on the actual receipt by the Issuer and/or any of its subsidiaries of the proceeds from the Sale of PT Portugal.

6.15.1.4. The Mandatory Acquisition shall be executed in accordance with the following procedures:

(i) on the same date that the Issuer and/or any of its subsidiaries receives the proceeds from the Sale of PT Portugal, the Issuer shall send written notification to the Trustee, Debenture Holders and

CETIP (the “Notice of Mandatory Acquisition”), which shall include (a) the date on which the Issuer expects to complete the Mandatory Acquisition, and (b) the cut-off date for the Debenture Holders to submit their intent to opt for the Mandatory Acquisition (within ten Business Days from receipt of the Notice of Mandatory Acquisition) (“Period of Accession to the Mandatory Acquisition”);

(ii) the Debenture Holders shall formally express their intent to agree to the Mandatory Acquisition to the Issuer, and submit a copy thereof to the Trustee, prior to the conclusion of the Period of Accession to the Mandatory Acquisition indicating the quantity of Debentures which they intend to dispose;

(iii) on the Business Day immediately following the conclusion of the Period of Accession to the Mandatory Acquisition, the Issuer shall submit to the CETIP, with copy to the Trustee, the list of Debenture Holders that opted to agree to the Mandatory Acquisition;

(iv) the Issuer shall purchase the Debentures held by those Debenture Holders within 5 (five) Business Days from the conclusion of the Period of Accession to the Mandatory Acquisition, subject to the operating procedures of the CETIP;

(v) once the Mandatory Acquisition is concluded, the Debentures acquired by the Issuer will be cancelled and the systems of the CETIP and the bookkeeping agent adjusted accordingly; and

(vi) the Issuer’s obligations to execute the Mandatory Acquisition will be terminated with the completion of the above procedures, given that the Mandatory Acquisition will only be completed in regards to those Debenture Holders which expressed their intent to sell their respective Debentures during the Period of Accession to the Mandatory Acquisition.

6.15.2	Optional Purchase. The Issuer may, at any time, acquire outstanding Debentures for a price not exceeding the nominal value plus the applicable remuneration, calculated pro rata temporis from the Issue Date or the remuneration payment date immediately preceding the date of actual payment, pursuant to Article 55, paragraph 2 of the Brazilian Law Corporation. The Debentures acquired by the Issuer may, at the discretion of the Issuer, be canceled, held in treasury or traded in the market. The Debentures acquired by the Issuer to be held in treasury pursuant to this Clause, if and when traded in the market, will be entitled to the same remuneration applicable to other outstanding Debentures.”

2.2. Amend item XV of Clause 6.21 of the Indenture, which is amended by deleting such item in its entirety and replacing it with the following:

“XV. non-compliance, by the Issuer, of the following financial ratios and covenants (“Financial Covenants”), as calculated quarterly, based on the immediately preceding 12 (twelve) months covered by the revised and/or audited financial information, up to 5 (five) Business Days following the disclosure to the Brazilian Securities and Exchange Commission (“CVM”) of certain information regarding the Issuer, until the payment in full of the amounts due pursuant to the Debentures:

(a) ratio between the Issuer’s Total Gross Debt and EBITDA less than or equal to (i) 4.5 (four point five) for the fiscal year ended December 31, 2015; and (ii) 4.0 (four point zero) for the period ended March 31, 2016 (inclusive), based on the Issuer’s shareholders’ equity (consolidated), except if:

(i) prior to the effective transfer of the shares of PT Portugal to Altice and payment of the sales price to the Issuer and/or any of its subsidiaries (the “Closing”), there is a need to deconsolidate the EBITDA of PT Portugal and its subsidiaries from the Issuer’s consolidated EBITDA calculation while, at the same time, there is a need to consolidate the debt of PT Portugal and its subsidiaries in the calculation of the Total Gross Debt of the Issuer; or

(ii) PT Portugal’s debt will have been substantially transferred to the Issuer and/or any of its subsidiaries, being that, in either case, the maximum leverage to be calculated by the Issuer for each of the four quarters of 2015;

observing that in either item (i) or (ii) above, the results obtained by dividing the Total Gross Debt by the Issuer’s EBITDA shall be less than or equal to a ratio of 6.00 (six) times; and

(b) ratio between the Issuer’s EBITDA and Debt Service shall be greater than or equal to 1.75 (one point seven five) times, based on the Issuer’s shareholders’ equity (consolidated);

For purpose of this subsection:

“Total Gross Debt” means the total Onerous Debt of the Issuer;

“EBITDA” means, during the last four consecutive fiscal quarters of the Issuer, each an “accounting period,” the sum of (without duplication) (i) the operating result for a given accounting period (adjusted by extraordinary gains or losses); (ii) the following factors deducted for purposes of determining the operating result: (1) consolidated depreciation and amortization occurred during the same accounting period; (2) financial income from other activities related to its business, which are operating income before interest, taxes, depreciation and amortization, in accordance with the consolidated financial statements of the Issuer

“Debt Service” means the sum of the interest paid on the Total Gross Debt during the last four consecutive fiscal quarters. Monetary and exchange variations on debt and cash and the costs arising from provisions (which have no impact on the Issuer’s cash flow, but only accounting records) are excluded from this calculation; and

“Onerous Debt” means the sum loans and financings, debentures, promissory notes (commercial paper), derivative instruments and securities issued internationally (bonds, eurobonds), recorded in current liabilities and long-term liabilities on the Issuer’s consolidated balance sheet.

For the quarters ended March 31, June 30 and September 30, 2015, the financial ratio provided herein shall be calculated according to the Issuer’s audited quarterly financial statements for each of those quarters. For the quarter ended December 31, 2015, the financial index provided herein shall be calculated according to the Company’s 2015 audited annual financial statements.

2.3. Include items XVI to XIX in Clause 7.1 of the Indenture, which is amended by adding the following:

“XVI. maintain any proceeds received by the Issuer and/or any of its subsidiaries on account of the Sale of PT Portugal, until December 31, 2015, (a) denominated in Euros; or (b) if the Issuer and/or any of its subsidiaries decides to transfer part or all of these funds to Brazil and therefore convert them into Reais, the Issuer shall establish instruments to hedge against foreign exchange variation in relation to the resources that were effectively converted in Reais;

XVII. use all the proceeds received by Issuer and/or any of its subsidiaries on account of the sale of PT Portugal exclusively for the payment of its debts (and/or of its subsidiaries) and/or to perform corporate transactions that aim to consolidate the telecommunications industry in Brazil, including the purchase of interests in other mobile operators;

XVIII. not pay dividends to its shareholders, as declared for the fiscal years ended December 31, 2014 and 2015, except for the payment of mandatory minimum dividends, as provided in Articles 202 and 203 of the Brazilian Corporations Law; and

XIX. extend to the Debenture Holders any benefits, as well as altering the financial covenants in relation to the Sale of PT Portugal, provided to other creditors under more favorable conditions within the scope of obtaining the necessary authorizations for the Sale of PT Portugal that may be granted to other existing financial debts, such as, but not limited to, offers to repurchase, renegotiation of interest rates, payment of waiver fee and sale of assets as security to other creditors. For purposes of this item, repurchases or anticipated redemptions at market value are to be treated as equitable transactions among themselves, regardless of the repurchase/redemption fees actually used for each.”

CLAUSE THREE

RATIFICATIONS

3.1.	All provisions of the Indenture not expressly amended by this Amendment are hereby ratified.

CLAUSE FOUR

FINAL PROVISIONS

4.1. Upon execution, this Amendment is irrevocable and binding among the Parties and their respective successors.

4.2. This Amendment shall be governed by the laws of the city and state of Rio de Janeiro, to the exclusion of any other jurisdiction, however privileged.

Therefore, the Parties, hereby execute this instrument in 3 (three) counterparts of equal content and form, in conjunction with 2 (two) witnesses, who will also execute this instrument.

Rio de Janeiro, February [—], 2015.

(Signatures follow on the 3 (three) subsequent pages.)

(Remainder of this page intentionally left blank.)

Signature Page 1/3 of the Sixth Amendment to the Indenture for the Public Issuance of Unsecured and Non-Convertible Debentures for the Fifth Issuance of Oi S.A., dated as of February [—], 2015 between Oi S.A. and GDC Partners Serviços Fiduciários DTVM Ltda.

OI S.A.

Name:	Name:
Title:	Title:

Signature Page 2/3 of the Sixth Amendment to the Indenture for the Public Issuance of Unsecured and Non-Convertible Debentures for the Fifth Issuance of Oi S.A., dated as of February [—], 2015 between Oi S.A. and GDC Partners Serviços Fiduciários DTVM Ltda.

GDC PARTNERS SERVIÇOS FIDUCIÁRIOS DTVM LTDA.

Name:
Title:

Signature Page 3/3 of the Sixth Amendment to the Indenture for the Public Issuance of Unsecured and Non-Convertible Debentures for the Fifth Issuance of Oi S.A., dated as of February [—], 2015 between Oi S.A. and GDC Partners Serviços Fiduciários DTVM Ltda.

Witnesses:

Name:	Name:
RG:	RG:
CPF:	CPF: